Exhibit 10.26

28 September 2022

Asset Purchase Agreement

by and between

FIZ Karlsruhe – Leibniz-Institut für Informationsinfrastruktur GmbH

as Seller

and

Reprints Desk, Inc.

as Purchaser

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Table of Contents

Preamble3

I.Definitions and Interpretation4

1.Definitions and Interpretation4

II.Sale and Purchase and Assignment of the Sold Contracts4

2.Sale and Purchase of Sold Contracts4

3.Assignment of Sold Contracts4

III.Purchase Price6

4.Purchase price6

5.Payments9

IV.Seller’s Representations, Warranties and Protection of Goodwill10

6.Representations and Warranties of Seller10

7.Remedies of the Purchaser11

8.Protection of Goodwill13

V.Limitations of Liability14

9.Limitations of Liability of Seller14

VI.Other Provisions15

10.Costs and Expenses15

11.General Provisions15

12.Notices17

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Asset Purchase Agreement

between

(1)	FIZ Karlsruhe – Leibniz-Institut für Informationsinfrastruktur GmbH, having its registered seat in Eggenstein-Leopoldshafen, registered in the commercial register of the local court of Mannheim under no. HRB 101892, with registered business address at Hermann-von-Helmoltz-Platz 1, 76344 Eggenstein-Leopoldshafen, Germany, as seller

(the “Seller”);

and

(2)	Reprints Desk, Inc., a corporation incorporated under the laws of the State of Delaware USA, with business address at 10624 S. Eastern Ave., Ste. A-614, Henderson, NV USA 89052, as purchaser

(the “Purchaser”, together with the Seller, the “Parties”).

Preamble

(A)Seller is an independent important infrastructure institute and member of the non-universitarian Leibniz Association. Its public mandate is to provide science and research worldwide with scientific information. Seller significantly contributes with its activities to support information infrastructure, inter alia, by making accessible large volumes of patent and research information from various sources and providing AI-based analysis of the data. Furthermore, Seller practises own research and develops and operates innovative information services as well as e-research solutions.
(B)Seller provides document procurement and delivery services, in particular regarding journal articles, patent documents, reports, conference papers, proceedings or other publications, to various customer under its “AutoDoc”- platform and has, for these purposes, entered into various contracts with its customers.
(C)Purchaser is an independent corporation that provides solutions that simplify, and streamline the process research-driven organizations require to obtain, manage and create intellectual property.
(D)Seller intends to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from Seller the aforementioned contracts pertaining to the “AutoDoc” platform subject to the terms and conditions set forth herein.

Therefore, the Parties agree as follows (the “Agreement“, and the transactions contemplated by this Agreement the “Transaction”):

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I.	Definitions and Interpretation
1.	Definitions and Interpretation

Certain defined terms and interpretative matters which form an integral part of this Agreement are set out in Exhibit 1.

II.	Sale and Purchase and Assignment of the Sold Contracts
2.	Sale and Purchase of Sold Contracts

Upon the terms and subject to the conditions of this Agreement and with economic effect as of the Effective Date, Seller hereby sells (verkauft) and Purchaser hereby purchases (kauft) all rights, claims, obligations and liabilities under the Sold Contracts subject to Section 3. This sale and purchase does not include individual document or other transaction made and delivered under the Sold Contracts and the rights and claims resulting therefrom (“Document Purchases”) before the Effective Date. For the avoidance of doubt, Seller does not sell and Purchaser does not purchase any assets or rights other than the Sold Contracts, in particular any assets or rights related to FIZ Autodoc contracts under which no orders or deliveries have been made since 1 January 2020.

3.	Assignment of Sold Contracts
3.1	Assignment
3.1.1

Upon the terms and subject to the conditions of this Agreement, Seller shall assign and transfer with effect as of 31 December 2022, 24:00 hours (the “Effective Date”) to Purchaser, and Purchaser shall assume by way of an assumption of contract with full discharge of Seller (im Wege der Vertragsübernahme mit befreiender Wirkung), all rights, claims, obligations and liabilities resulting from the contracts set forth in Exhibit 3.1.1 (the “Sold Contracts”), except for rights, claims, obligations and liabilities resulting from (i) Sold Contracts for which the consent of the contract partner pursuant to Section 3.3 has not been obtained prior to the Effective Date and (ii) Document Purchases made prior to the Effective Date.

3.1.2

Any claims, receivables, obligations and liabilities resulting from Document Purchases accepted by Seller until the Effective Date shall be allocated to Seller irrespective of the time of performance of the service. Any claims, receivables, obligations and liabilities resulting from Document Purchases made to and accepted by Purchaser after the Effective Date shall be allocated to Purchaser. For a period of two (2) years from the Effective Date, Seller shall not accept Document Purchases from contract partners of the Sold Contracts and shall refer such contract partners of the Sold Contracts exclusively to Purchaser for Document Purchases after the Effective Date.

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3.1.3	For the avoidance of doubt, Seller does not assign or transfer any assets other than the Sold Contracts.
3.2	Payments Received and Payments Made
3.2.1

Payments under Sold Contracts which have been made by third parties to either Purchaser or Seller (“Receiving Party”) with respect to claims or receivables that are allocated to the respective other Party pursuant to this Agreement, shall be Notified by the Receiving Party to the other Party within ten (10) Business Days after the end of the calendar month in which such payments have been received by the Receiving Party. All such payments received by the Receiving Party within a calendar month shall be forwarded to the respective other Party within twenty (20) Business Days following the end of the respective calendar month. If such payments include VAT, the Receiving Party shall forward the net amount of such payments (i.e. exclusive of VAT) to the other Party only if the VAT on such payments are owed by the Receiving Party to the Taxing Authorities.

3.2.2

Payments under Sold Contracts which have been made by either Purchaser or Seller (“Paying Party”) on liabilities allocated to the other Party pursuant to this Agreement, shall be notified by the Paying Party to the other Party within ten (10) Business Days after the end of the calendar month in which the payment has been made by the Paying Party. All such payments made by the Paying Party within a calendar quarter shall be reimbursed by the respective other Party within twenty (20) Business Days following the end of the respective calendar month. If such payments include VAT, the other Party shall reimburse to the Paying Party the net amount of such payments (exclusive of VAT), if and to the extent the Paying Party can claim input VAT with respect to the included VAT amount.

3.3	Consent of Contract Partners
3.3.1

Unless otherwise agreed between the Parties and notwithstanding a termination pursuant to Section 3.3.3, from the date of the receipt of the Base Amount by Seller pursuant to Section 4.1 until the 31 January 2023, Seller and Purchaser shall use commercially reasonable efforts (i) to obtain the consents of the contract partner of any Sold Contract that are required for an assumption of the Sold Contracts by Purchaser with effect from the Effective Date, or (ii) to induce the contract partner to renew the contract with the Purchaser with or without changes, or to enter into a new contract with Purchaser on terms substantially similar to the terms of the relevant Sold Contract. For the avoidance of doubt, Seller shall not assign the Sold Contracts to any other third party or to induce contract partners of Sold Contracts not to consent to the assignment to Purchaser.

3.3.2

In order to transfer the Sold Contracts from Seller to Purchaser, Seller and Purchaser shall request from the relevant contract partners approval of the intended transfer of the Sold Contracts (including personal information) by way of a consent letter substantially as set forth in Exhibit 3.3.2 or to take other measures that are required by applicable laws to transfer the Sold Contracts to Purchaser, e.g. by offering a novation agreement to the respective contract partner. Purchaser shall only contact contract partners of Sold Contracts upon such contract partner having approved the

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transfer of its contact data to Purchaser. Seller and Purchaser shall notify each other without undue delay once either of them has received a consent of a contract partner.

3.3.3

Seller shall be entitled to terminate any Sold Contract subject to the condition precedent that the relevant contract partner does not consent, prior to the Effective Date, to the transfer of the relevant Sold Contract from Seller to Purchaser.

3.3.4

For the avoidance of doubt, nothing in this Section 3.3 shall require Seller or Purchaser to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by Purchaser), incur any obligation or grant any concession in order to effect any transaction contemplated by this Section 3.

III.	Purchase Price
4.	Purchase price
4.1	Base Amount
4.1.1	Purchaser shall pay to Seller a base purchase price for the Sold Contracts (the “Base Amount”) in the amount of

EUR 300,000 (in words: three hundred thousand Euro) net.

4.1.2	The Base Amount shall be due five (5) Business Days after the conclusion of this Agreement.
4.1.3	Seller shall be entitled to withdraw (zurücktreten) from this Agreement if it has not received the Base Amount within the time period set forth in Section 4.1.2.
4.2	Base Amount Plus
4.2.1

Purchaser shall pay to Seller an additional purchase price of up to EUR 250,000 (in words: two hundred fifty thousand Euro) (the “Base Amount Plus”) for Sold Contracts which are effectively transferred to Purchaser (“Transferred Contracts”). A Sold Contract shall be considered a Transferred Contract, if (i) the relevant contract partner has consented to the transfer of the contract pursuant to Section 3.3.2, the relevant contract partner has renewed the contract with the Purchaser with or without changes, or the relevant contract partner has entered into a new contract with Purchaser on terms substantially similar to the terms of the relevant Sold Contract, in each case on or before 31 January 2023, and (ii) the contract partner has filed at least one Document Purchase with the Purchaser under the relevant contract on or before 30 June 2023.

4.2.2

The Base Amount Plus shall be calculated based on the proportion of the trailing twelve months’ revenues of the Transferred Contracts compared to the trailing twelve months’ revenues of all Sold Contracts. “TTMR” shall mean the total net service fees earned by Seller from document

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requests made under a Sold Contract in the time period beginning on 1 August 2021, 0:00 hours and ending on 31 July 2022, 24:00 hours as set out for each of the Sold Contracts in Exhibit 3.1.1.

4.2.3

The Base Amount Plus shall be (i) the total TTMR of the Transferred Contracts divided by the total TTMR of all Sold Contracts, (ii) multiplied by EUR 550,000, (iii) minus the Base Amount, provided that the Base Amount Plus shall not be a negative amount:

Examples:

Proportion of Transferred Revenues	Base Amount Plus
● 100%	250,000 Euro
● 90%	195,000 Euro
● 81,41%	147,755 Euro
● 75%	112,500 Euro
● 50%	0,00 Euro
● 25%	0,00 Euro

4.2.4

Purchaser shall provide Seller with a list of the Transferred Contracts as of 30 June 2023 not later than 31 July 2023 for Seller’s review. The Base Amount Plus shall be due on 30 September 2023. In case of a dispute in relation to the list of the Transferred Contracts, the Parties shall seek to settle any such dispute amicably prior to 30 September 2023. In case the Parties cannot settle any such dispute, Section 4.3.2 shall apply mutatis mutandis.

4.3	Bonus Amount
4.3.1

For a period of three (3) years following the Effective Date, Purchaser shall provide Seller on a quarterly basis, at the latest on the last day of the month following the last day of the respective quarter, with the number of all orders Purchaser has received from customers under the Transferred Contracts and the transactions resulting from these contracts, including the type of delivery (“direct download”, “standard” or “rush”) (the “Bonus Information”).

4.3.2

If Seller has reason to believe that the Bonus Information provided by Purchaser pursuant to Section 4.3.1 is incorrect, Seller may request that the Bonus Information is reviewed by one of the “big 4” accounting firms to be instructed as neutral expert by Seller (the “Neutral Expert”). Seller and Purchaser shall jointly instruct the Neutral Expert to determine the Bonus Information in accordance with the provisions of this Agreement by way of a written expert’s opinion (Schiedsgutachten) which shall be final and binding on the Parties. The Neutral Expert shall act as an expert (Schiedsgutachter), not as an arbitrator. The Parties shall provide the Neutral Expert with all documents and information it reasonably requires for the preparation of its decision. The

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costs and expenses of the Neutral Expert shall be allocated between Seller and Purchaser in the decision of the Neutral Expert by applying the principles of Sections 91 et seq. of the German Code of Civil Procedure (Zivilprozessordnung).

4.3.3

In addition to the Base Amount and the Base Amount Plus, Purchaser shall pay to Seller, for the period set forth in Section 4.3.1 above, a bonus based on the service fee revenues of Purchaser, as more fully described in Section 4.3.4 below, resulting from the Transferred Contracts (the “Bonus Amount”; the Bonus Amount together with the Base Amount and the Base Amount Plus, the “Purchase Price”).

4.3.4

The Bonus Amount shall be the amount of the accumulated and collected net service fees for Document Purchases which Seller would have charged to the contract partners of the Transferred Contracts had such Contracts not been transferred to Purchaser and had Seller continued to provide the services to the contract partners. The net service fees shall not include supplier fees, copyright fees, and any other fees that normally would not have been retained by Seller, and are set out in detail in Exhibit 4.3.4-A. For the avoidance of doubt, the Bonus Amount (i) shall not include service fee payments with which contract partners of the Transferred Contracts are in default and (ii) shall be independent of the amount of service fees or other fees which are actually charged by Purchaser. In addition, Seller acknowledges that some of the Transferred Contracts may come from contract partners that are already existing customers of Purchaser. In Exhibit 4.3.4-B, Purchaser has provided a list of these customers and Purchasers’ trailing twelve month’s of services fees from those customers for the period ending 31 July, 2022 (the “Existing Customers”). Seller acknowledges that for Existing Customers, the Bonus Amount shall only be payable based upon accumulated and collected net services fees over and above the trailing twelve month’s net services fees from each Existing Customer.

4.3.5	The Bonus Amount shall be paid by Purchaser in portions on a quarterly basis. Each portion of the Bonus Amount shall be due twenty-five (25) Business Days after the last day of the respective quarter.
4.4	VAT, Withholding Tax, Transfer Taxes
4.4.1

The Purchase Price (including, for the avoidance of doubt the Bonus Amount) is meant to be a net amount that does not include any VAT. To the extent that the execution or consummation of this Agreement or any of the transactions contemplated by this Agreement is subject to VAT in any jurisdiction, such VAT shall be paid by Purchaser in addition to the Purchase Price if and to the extent such VAT is owed by Seller to the Taxing Authorities; the VAT shall also be paid in the relevant jurisdiction if the Purchase Price (without VAT) is paid to Seller on global level. If such VAT is owed by Purchaser under applicable laws, Purchaser shall duly and timely remit the VAT to the competent Taxing Authority.

4.4.2	Within twenty (20) Business Days after the Effective Date, Seller shall issue an invoice to the Purchaser in accordance with the applicable VAT laws. Purchaser shall pay the VAT amount (if

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any) within three (3) Business Days after receipt of such invoice to Seller (or directly to the competent Taxing Authority in case of a reverse-charge procedure). If the VAT actually payable as a consequence of the execution or consummation of this Agreement or any of the transactions contemplated by this Agreement turns out to be higher or lower than the amount shown on the relevant invoice (including if no VAT has been invoiced at all), the Parties shall fully cooperate with each other to reflect a proper VAT treatment. In particular, the Parties shall make appropriate declarations and filings with the competent Taxing Authorities, amend any invoices (to the extent required by the applicable laws) and make any required payment with respect to VAT (including interest and/or penalties assessed thereon) to each other and the competent Taxing Authority, respectively, in each case without undue delay (unverzüglich). Any interest due on the VAT owed to the competent Taxing Authority by Seller shall be borne by the Purchaser.

4.4.3

Purchaser shall Notify Seller without undue delay if any of Seller’s claims against customers under the Sold Contracts acquired by Purchaser under this Agreement becomes uncollectable (zahlungsgestört) and provide any information necessary for Seller to conduct the VAT correction according to applicable VAT law (e.g. pursuant to Section 17 German VAT Act (Umsatzsteuergesetz)). For purposes of this Agreement a claim under the Sold Contracts shall be deemed uncollectable if the relevant customer has not settled it within 90 days after the claim has become due.

4.4.4

If withholdings of whatever nature are due on payments to be made by Purchaser on any of the transactions contemplated by this Agreement, Purchaser shall make the necessary gross up payments to leave Seller after the deduction of the relevant withholding tax with an amount equal to the payment which would have been due if no withholding Tax deduction had been required.

4.4.5	Any Transfer Tax incurred out of or in connection with the execution or consummation of this Agreement or any of the transactions contemplated by this Agreement shall be borne by Purchaser.
4.4.6	Claims under this Section 4.4 shall become time-barred upon expiration of six (6) months after the applicable statutory limitation of the relevant Tax.
5.	Payments
5.1	Seller Account; Purchaser Account; Currency
5.1.1

Any payments to Seller under or in connection with this Agreement shall be made by Purchaser by wire transfer in immediately available funds free of any bank and other charges to the following bank account or other bank accounts as Notified to Purchaser by Seller (the “Seller Account”):

Account Holder:	FIZ Karlsruhe – Leibniz-Institut für Informationsinfrastruktur GmbH
Bank:	Baden-Württembergische Bank/LBBW, Stuttgart, Germany

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BIC:	SOLADEST
IBAN:	DE54 6005 0101 7495 5020 06

5.1.2

Any payments to Purchaser under or in connection with this Agreement shall be made by Seller by wire transfer in immediately available funds free of any bank and other charges to a bank account Notified by Purchaser to Seller at the latest ten (10) Business Days prior to the relevant due date (such Notified account, the “Purchaser Account”).

5.1.3	All payments to be made under this Agreement shall be payable in Euro.
5.2	No Set-off and Right of Retention

Purchaser shall not be entitled to exercise any right to set-off, retention or other right to refuse performance (Aufrechnung, Zurückbehaltung oder sonstige Leistungsverweigerungsrechte) with respect to Purchaser’s obligations to pay the Purchase Price, except in case the respective claim of Purchaser was acknowledged (anerkannt) in writing by Seller or has been awarded to Purchaser in a legally binding (rechtskräftig) decision in principal proceedings (im Hauptsacheverfahren).

5.3	Default

Any failure by Purchaser to make any payment pursuant to Section 4 when it is due shall result in Purchaser’s immediate default, without any reminder by Seller being required. The amount of any payment which is overdue shall be subject to late payment interest in the amount of five (5)% p.a. Further claims and remedies of Seller in connection with such failure, in particular the right to withdraw from this Agreement pursuant to Section 4.1.3, shall remain unaffected.

IV.	Seller’s Representations, Warranties and Protection of Goodwill
6.	Representations and Warranties of Seller
6.1	General Rules
6.1.1

Seller represents and warrants to Purchaser by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to Section 311 BGB, and with the remedies pursuant to Section 7 below which form an integral part and define the scope of this promise of guarantee that the statements contained in Section 6.2 are true and correct as of the date of this Agreement (“Warranties”).

6.1.2	Each of the Warranties shall be construed independently and, except where this Agreement provides otherwise, shall not be limited by another Warranty or any other provision in this Agreement.

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6.1.3	The Warranties shall not be considered as constituting guarantees as to the quality or durability (Beschaffenheitsvereinbarung) pursuant to Sections 443 and 444 BGB.
6.2	Individual Warranties
6.2.1

Except as disclosed in Exhibit 6.2.1-A, the terms and conditions of the Sold Contracts listed in Exhibit 3.1.1 marked as “Premium Contracts” do not substantially or materially deviate from the two example agreements for “Premium Contracts” attached as Exhibit 6.2.1-B, provided, that a deviation shall in particular not be considered substantial if a termination period included in a Sold Contract marked as “Premium Contract” does not deviate from the termination periods mentioned in Exhibit 6.2.1-A for such Sold Contract. Except as disclosed in Exhibit 6.2.1-A, the standard terms and conditions (Allgemeine Geschäftsbedingungen) applicable to the Sold Contracts listed in Exhibit 3.1.1 marked as “T&C Contracts” do not substantially deviate from the standard terms and conditions (Allgemeine Geschäftsbedingungen) attached as Exhibit 6.2.1-C, provided, that a deviation shall in particular not be considered substantial if (i) a termination period included in a Sold Contract marked as “T&C Contracts” deviates from the termination period included in the standard terms and conditions by not more than six (6) months, or (ii) a deviation included in a Sold Contract marked as “T&C Contracts” does not adversely impact the turnover that can be generated with such Sold Contract by more than 20% compared to a Sold Contract subject to the standard terms and conditions attached as Exhibit 6.2.1-C.

6.2.2

The Terms and Conditions of the Sold Contracts do not restrict Seller in its ability to set copyright fee pricing for Document Purchases.  Notwithstanding the foregoing, Seller makes no representation or warranty as to whether the laws of a particular country may impose restrictions on copyright pricing.

6.2.2

Within the last three (3) years prior to the Effective Date, neither the contract partners of Sold Contracts nor consumer protection agencies have claimed in writing vis-à-vis the Sellers that the terms and conditions attached as Exhibit 6.2.1-C violate Sections 305 et seq. BGB on general terms and conditions.

6.2.3

Within three (3) years prior to the Effective Date, no litigation has been pending in relation to the Sold Contracts, and, to Seller’s best knowledge, no such litigation has been threatened against the Seller in writing.

6.2.4	To Seller’s best knowledge, no German public licences or permits were required to perform the obligations of the Seller under the Sold Contracts prior to the Effective Date.
7.	Remedies of the Purchaser
7.1	Scope of Remedies

If a Warranty is not correct or in the event of a breach of any covenant or other obligation of Seller under or in connection with this Agreement, Seller shall put Purchaser into the position Purchaser

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would have been in if the relevant Warranty had been correct or the covenant or other obligation had not been breached (restitution in kind; Naturalrestitution). Should restitution in kind not be possible due to the nature of the breach or should it not have been effected within sixty (60) days after Seller having been Notified by Purchaser about the incorrectness of the relevant Warranty or the breach of the covenant or other obligation, Purchaser shall be entitled to request that the necessary sum is paid to Purchaser to compensate Purchaser for the Losses suffered by it as a result of the incorrectness of the Warranty or as a result of such breach of a covenant or obligation.

7.2	Purchaser Claim Procedure
7.2.1

If Purchaser becomes aware of any facts or circumstances which result or may result in a claim of Purchaser pursuant to this Agreement (each such claim, a “Purchaser Claim”), Purchaser shall give Seller Notice thereof promptly after the discovery of the relevant facts or circumstances, but in no event later than thirty (30) Business Days thereafter, stating in such Notice in reasonable detail the nature of the relevant claim, and its factual and legal basis.

7.2.2

Purchaser shall, and shall cause its applicable Affiliates to, give such information and assistance, including access to the premises and the representatives of Purchaser and its Affiliates and the right to examine and copy or photograph any assets, accounts, books, records and other documents, as Seller, Seller’s Affiliates or their respective representatives, as applicable, may request in order to assess the relevant facts or circumstances alleged to give rise to the relevant Purchaser Claim. Seller shall reimburse Purchaser for expenses reasonably incurred by Purchaser for such assistance.

7.2.3	Third Party Claim Procedure

If a Third Party, including any public authority, asserts or threatens to assert any claim against Purchaser or if Purchaser becomes subject to any audit or investigation by any Authority which can reasonably be expected to give rise to a Purchaser Claim (each a “Third Party Claim”), the following shall apply:

a)	Purchaser shall give Seller Notice of such Third Party Claim promptly after becoming aware that the relevant claim has been asserted or threatened to be asserted or that the relevant audit or investigation has been initiated, but in no event later than thirty (30) Business Days thereafter. The provisions of Section 7.2.2 shall apply mutatis mutandis.
b)	Seller shall be given reasonable opportunity to discuss with Purchaser any measures which Seller proposes to take in connection with the Third Party Claim and its defence. Provided Seller is fully taking up the defence of such claim at its own cost, no admission of liability with respect to a Third Party Claim shall be made by Purchaser, and the Third Party Claim shall not be settled, without the prior consent of Seller. Any settlement of a claim by Seller that serves to restrict Purchaser’s business activities, causes Purchaser to admit liability, or causes Purchaser to pay any monetary amounts shall require the consent of Purchaser.

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c)	Seller may, at its expense, take over the defence against the Third Party Claim and defend or settle such Third Party Claim, in the name of and on behalf of Purchaser. Any settlement of a claim by Seller that serves to restrict Purchaser’s business activities, causes Purchaser to admit liability, or causes Purchaser to pay any monetary amounts shall require the consent of Purchaser.
7.3	Exclusion of Remedies

Seller shall not be liable, and Purchaser shall not be entitled to bring any claim under or in connection with this Agreement to the extent that

a)the amount of the claim has been recovered from a Third Party;
b)Purchaser, an Affiliate of Purchaser or any of their respective representatives has caused pursuant to Section 254 para. 1 BGB the facts giving rise to such claim;
c)Purchaser, an Affiliate of Purchaser or any of their respective representatives has failed to mitigate damages pursuant to Section 254 para. 2 BGB;
d)the claim results from or is increased by the passing of, or any change in, any Law or administrative practice of any Authority, including any increase in the rates of any Taxes or any imposition of any Taxes or any withdrawal or relief from any Taxes not actually in effect on the date hereof, provided, however, that Seller acknowledges it remains responsible for its business activities and any Taxes associated with its business prior to the Effective Date;
e)the claim results from a measure caused by negligence or wilful misconduct or breach of contract by Purchaser, any of its Affiliates or any of their respective representatives;
f)Purchaser or any Affiliate of Purchaser has not duly and timely complied with its obligations pursuant to Sections 7.2.1 to 7.2.3, and Seller can prove that it has been prejudiced thereby.
8.	Protection of Goodwill
8.1	Agreement Not to Compete
8.1.1	For a period of two (2) years from the Effective Date and subject to Section 8.1.2, Seller hereby undertakes that Seller will not, and Seller shall ensure that its Affiliates will not,
a)	directly or indirectly carry on, operate or be engaged or (except as the holder of shares in a listed company which confer not more than five per cent of the votes which can generally be cast at a general meeting of the company) interested in a business which competes with services as provided under the Sold Contracts;

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actively refer any of Seller’s customers to document delivery services comparable to “AutoDoc” which are provided by a competitor of Purchaser.

8.1.2

On its website(s) and in its products, Seller sets certain hyperlinks to publishers and “Open Access” platforms. The Parties agree that this shall not constitute a violation of Section 8.1.1 nor of Section 3.1.2, neither currently nor in the future. For the avoidance of doubt, the website will not have any hyperlinks to any document suppliers previously used by Seller.

8.2	Information and Link

Seller undertakes for a time period of one (1) year from the Effective Date (i) to inform its customers on the AutoDoc page of Seller’s website (https://autodoc.fiz-karlsruhe.de) about the fact that Purchaser has taken over the AutoDoc services as of the Effective Date and that Seller no longer offers AutoDoc services; and (ii) to set and to maintain a hyperlink on the AutoDoc page of Seller’s website which refers to Purchaser’s website as Notified by Purchaser to Seller from time to time.

V.	Limitations of Liability
9.	Limitations of Liability of Seller

This Section 9 shall apply to any and all claims against Seller under or in connection with this Agreement, unless expressly otherwise stated in this Section 9.

9.1	Exclusion of Liability; Overall Cap
9.1.1

Seller’s aggregate total liability for any and all claims under this Agreement, except for claims pursuant to Section 3.2.1, shall be limited to an amount of EUR 150,000 (in words: One hundred fifty thousand Euro).

9.1.2	Seller shall not be liable for any indirect damages (mittelbare Schäden), consequential damages (Folgeschäden) or lost profits (entgangene Gewinne).
9.2	Time Limitations
9.2.1	All claims of Purchaser arising under or in connection with this Agreement shall become time-barred (verjähren) fifteen (15) months after the Effective Date, except for:
a)	claims pursuant to Section 4.4 (VAT, Withholding Tax, Transfer Taxes) which shall become time-barred (verjähren) pursuant to Section 4.4.6;
b)	claims of Purchaser resulting from wilful behaviour (Vorsatz) or fraud (Arglist) of Seller which shall become time-barred (verjähren) within the statutory limitation periods.

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9.2.2	Section 203 sentence 1 BGB shall not apply.
9.3	No additional Rights or Remedies

The Parties agree that the rights and remedies which Purchaser or any of its Affiliates may have against Seller under or in connection with this Agreement or the Transaction shall be solely governed by this Agreement, and the rights and remedies expressly provided for by this Agreement shall be the exclusive remedies available to Purchaser and its Affiliates. All other rights or remedies of any legal nature which Purchaser may otherwise have against Seller in connection with this Agreement or the Transaction shall be excluded. In particular, Purchaser shall not have, and hereby waives, any claims relating to defects in quality (Sachmängel) or title (Rechtsmängel) of the purchased objects and other representations and warranties provided by law (Sections 434 et seq. BGB), breaches of contractual and pre-contractual obligations provided by law (Section 280 through Section 282 BGB, Section 311 BGB, Section 241 para. 2 BGB), frustration of contract (Section 313 BGB), and any rights to rescind (zurücktreten), cancel (kündigen), avoid (anfechten) or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect. Furthermore, the applicability of Section 433 through Section 453 BGB (except for Section 433 paras. 1 and 2 BGB) and Section 377 HGB, including any and all statutory claims thereunder, shall be excluded. For the avoidance of doubt, the right of Purchaser to demand (and enforce) Seller’s compliance with Section 8 (Protection of Goodwill) and the right of Purchaser to rely on statutory remedies and make claims for damages for breaches of Section 8 shall remain unaffected.

9.4	Wilful Behaviour and Fraud

The limitations of liability in this Agreement, including the limitations set forth in this Section 9, shall not apply to claims of Purchaser against Seller resulting from intentional or wilful misconduct (Vorsatz) or fraud (Arglist) of Seller, provided, however, that Seller shall not be liable for wilful misconduct (Vorsatz) or fraud (Arglist) of any auxiliary persons (Erfüllungsgehilfen) within the meaning of Section 278 BGB.

VI.	Other Provisions
10.	Costs and Expenses
10.1	Subject to Section 10.2, any and all costs and expenses in connection with the execution and consummation of this Agreement and the Transaction shall be borne by Purchaser.
10.2	Each Party shall bear the costs and fees of its own advisors.
11.	General Provisions
11.1	No Assignment

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11.1.1

This Agreement and any rights and obligations hereunder may not be assigned or otherwise transferred, in whole or in part, without the prior approval of the applicable other Party hereto (to be granted by way of Notice).

11.1.2	Unless expressly provided herein, this Agreement shall not grant any rights to any person or entity other than the Parties.
11.2	No amendment, supplement, modification or waiver of this Agreement or parts thereof (including this Section 11.2) shall be binding unless executed in writing by the Parties.
11.3

This Agreement (including its Exhibits) constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties’ agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof. Side agreements to this Agreement do not exist. All Schedules to this Agreement are integral part of the Agreement.

11.4	This Agreement shall be governed by, and construed in accordance with, the laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).
11.5

All disputes arising in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration (DIS) without recourse to the ordinary courts of law. The place of arbitration shall be Karlsruhe, Germany. The arbitral tribunal shall consist of three arbitrators. The language of the arbitral proceedings shall be English. Documents originally existing in the German language may be submitted in the German language. The Parties shall be entitled to file for interim measures (vorläufigen Rechtsschutz) with the ordinary courts of law if the final settlement is made by the competent arbitral court. Each Party shall procure that none of its Affiliates initiates any dispute proceedings in relation to the Transaction outside of arbitration between the Parties in accordance with this Section 11.5. Each Party hereby irrevocably agrees that all documents relating to proceedings pursuant to this Section 11.5 may be submitted between the Parties and the arbitral body in electronic form to the extent permissible under the applicable arbitration rules.

11.6

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

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12.	Notices

All notices, requests and other communications hereunder (including, for the avoidance of doubt, the making of any claims under or in connection with this Agreement) shall be made in writing in the English language and delivered by hand, by courier, by fax or submission of a scan of a signed message by e-mail to the respective Party at the address set forth below, or such other address as may be designated by the respective Party to the other Party in the same manner with such change becoming effective only after receipt of a Notification of such change:

a)	To Seller:

FIZ Karlsruhe – Leibniz-Institut für Informationsinfrastruktur GmbH

Michael O. Müller

Head Legal

Administration

Hermann-von-Helmholtz-Platz 1

76344 Eggenstein-Leopoldshafen

Germany

Phone: +49 7247 808-182

E-Mail: Michael-Olivier.Mueller@fiz-Karlsruhe.de

b)	To Purchaser:

Reprints Desk, Inc.

Attn: CFO, William Nurthen

10624 S. Eastern Ave., Ste. A-614

Henderson, NV USA 89052

Phone: +1 310.477.0354
E-Mail: bnurthen@reprintsdesk.com with cc to legal@reprintsdesk.com

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Signatures

Date: _____________________

FIZ Karlsruhe – Leibniz-Institut für Informationsinfrastruktur GmbH:
	__________________________		__________________________
Name:	Sabine Brünger-Weilandt	Name:	ppa. Andreas Schwartz
Position:	President and CEO	Position:	Vice President Administration

Date: _____________________

Reprints Desk, Inc.:

__________________________
Name:	William Nurthen
Position:	Chief Financial Officer

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Exhibit 1 (Definitions and Interpretation)

1.	Definitions
1.1	Defined Terms

For purposes of this Agreement, the following terms shall have the meanings set out or specified in the Sections indicated below:

Affiliate

means, with regard to any person or entity, any person or entity that, at the relevant point in time, controls, is controlled by, or is under common control with, such person or entity. As used in this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a person or entity, whether through (i) ownership of voting securities or other interests, (ii) the ability to appoint a majority of the board of directors or other management body, or (iii) contract or otherwise.

Agreement	as defined in the Preamble
Authority

means in any jurisdiction any legislative, executive or judicial unit of any governmental entity (supranational, federal, state or local) or any department, commission, agency, bureau, subdivision, branch, office, council, official, court or other regulatory, administrative or judicial authority thereof as well as any governmental or non-governmental self-regulatory organization, agency or authority.

Base Amount	as defined in Section 4.1.1
Base Amount Plus	as defined in Section 4.2.1
Bonus Amount	as defined in Section 4.3.1
Bonus Information	as defined in Section 4.3.1
Business Day	means a day that is not a Saturday, a Sunday or a statutory public holiday in Karlsruhe, Germany.
BGB	means the German Civil Code (Bürgerliches Gesetzbuch).
Document Purchases	as defined in Section 2
Effective Date	as defined in Section 3.1.1
HGB	means the German Commercial Code (Handelsgesetzbuch).
Neutral Expert	as defined in Section 4.3.2

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Notice	means any notification in the form according to Section 12; the term “Notify” shall be construed accordingly.
Parties	as defined in the Recitals
Paying Party	as defined in Section 3.1.2
Purchase Price	as defined in Section 4.3.1
Purchaser	as defined in the Recitals
Purchaser Account	as defined in Section 5.1.2
Receiving Party	as defined in Section 3.1.2
Seller	as defined in the Recitals
Seller Account	as defined in Section 5.1.1
Sold Contracts	as defined in Section 3.1.1
Tax

means any taxes (Steuern) according to Section 3 German Fiscal Code (Abgabenordnung) as well as equivalent taxes under the statutory law provisions of any foreign jurisdiction, in each case including interest, penalties and other ancillary charges and irrespective of whether owed as a primary or as a secondary liability, but excluding deferred taxes.

Taxing Authority	means any competent public Authority in charge of imposing or collecting any Tax.
Third Party	means any person or entity who or which is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement.
Third Party Claim	as defined in Section 7.2.3
Transaction	as defined in the Preamble
Transfer Tax

means all federal, state, local or foreign transfer, sales, use, ad valorem, receipts, excise, documentary, registration, real property transfer, mortgage recording, stamp duty or similar Taxes (excluding, for the avoidance of doubt, VAT), together with any interest, addition or penalties with respect thereto and any interest in respect of such additions or penalties.

Transferred Contract	as defined in Section 4.2.1
TTMR	as defined in Section 4.4.2
VAT

means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any other tax of a similar nature, whether imposed in a member state

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of the European Union in substitution for, or levied in addition to, such tax referred to in (i) above, or imposed elsewhere.
Warranties	as defined in Section 6.1.1

2.	Other Definitional and Interpretive Matters

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

a)	When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the provisions of Sections 187 BGB et seq. shall apply.
b)	Any reference in this Agreement to gender shall include all genders, and words (including definitions) imparting the singular number only shall include the plural and vice versa.
c)	The provision of a Table of Contents, the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
d)	The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
e)	The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
f)	If any Party shall under this Agreement use “commercially reasonable efforts”, such Party shall be required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of material funds or the incurrence of a material liability on the part of the obliged Party, nor does it require that the obliged Party makes any concession or acts in a manner that would be contrary to normal commercial practices under the given circumstances in order to accom-

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plish the objective. The fact that the objective is or is not actually accomplished is no indication that the obliged Party did, or did not, in fact use its reasonable commercial efforts in attempting to accomplish the objective.

g)	The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
h)	Where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.
i)	Wherever in this Agreement the term “material” or “materiality” or any variation thereof appears, no monetary threshold set forth in any provision of this Agreement shall be considered in connection with the interpretation thereof unless specifically and explicitly tied thereto.

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